EXHIBIT 10.6

AMENDment No. 1 to

the Lock-Up and Put Agreement

THIS AMENDment No. 1 to the Lock-up and put agreement, dated as of September 25, 2012 (this “Amendment”), is by and between David Cuthbert (a “Holder”) and Warwick Valley Telephone Company, a New York corporation with its principal office at 47 Main Street, PO Box 592, Warwick, New York 10990 (“Parent”).

RECITALS

WHEREAS, Holder (along with the others) and Parent entered into a Lock-Up and Put Agreement dated as of October 21, 2011 (the “Lock-Up Agreement”);

WHEREAS, the other individuals identified as “Holders” under the Lock-Up Agreement (the “Selling Holders”), entered into an Agreement for Sale of Shares dated August 22, 2012 with Parent (the “Sale Agreement”) that terminated the Lock-Up Agreement subject to the occurrence of certain conditions and Parent permitted the Selling Holders to sell all of their Parent Shares (as such term is defined in the Sale Agreement) and receive the Additional Parent Payment (as such term is defined in the Sale Agreement);

WHEREAS, on September 21, 2012, the Selling Holders sold all of their Parent Shares (as such term is defined in the Sale Agreement) in one or more block trades pursuant to the terms of the Sale Agreement and pursuant to the terms of the Sale Agreement the Selling Holders rights and obligations under the Lock-Up Agreement have terminated;

WHEREAS, Holder was not permitted to be a party to the Sale Agreement due to his status as an “affiliate” as such term is defined under Rule 144(a)(1) of the Securities Act of 1933, as amended;

WHEREAS, Holder and Parent desire to permit Holder to exercise his Put under the Lock-Up Agreement but with the same economic benefits granted to the Selling Holders under the Sale Agreement;

WHEREAS, Holder and Parent desire to amend the Lock-Up Agreement on the terms set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties, intending to be legally bound, agree as follows:

1.          Except as otherwise expressly provided in this Amendment, defined terms used in this Amendment have the respective meanings given to them in the Lock-Up Agreement.

2.          This Amendment will only affect the rights of Holder under the Lock-Up Agreement and will in no way be deemed to provide the Selling Holders with any rights under the Lock-Up Agreement.

3.          Changes to Grant of Put Right.

(a)          Section 3(a) of the Lock-Up Agreement is hereby amended and restated to read as follows: “Each Holder may exercise the Put and sell to Parent, and Parent agrees to purchase from such Holder at the Put Price as of and for a sixty (60) day period following the First Release Date (the “First Put Window”), any or all of the Total Parent Shares held by such Holder.”

(b)          Section 3(b) of the Lock-Up Agreement is hereby amended and restated to read as follows: “Upon exercise of the Put, Parent shall pay to the Holder exercising the Put for each Total Parent Share subject to the Put an amount (the “Put Price”) equal to $14.68.”

(c)          Section 3(d) of the Lock-Up Agreement is hereby amended and restated to delete all references to the Second Put Window.

4.          Removal of Purchase Price Protection. Section 4 of the Lock-Up Agreement is hereby amended and restated to read as follows: “Intentionally Omitted”. All references in the Lock-Up Agreement to Collar Adjustment Price, Additional Parent Shares and Release Date Price are hereby removed.

5.          Changes to Term. Section 8 of the Lock-Up Agreement is hereby amended and restated to read as follows: “The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the latest to occur of (a) the expiration of the First Put Window, and (b) the First Release Date.

6.          Governing Law. The execution, interpretation, and performance of this Amendment shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.

7.          Third Party Beneficiaries. This Amendment shall not benefit or create any right or cause of action in or on behalf of any person other than Holder and Parent. For the avoidance of doubt, this Amendment will not provide the Selling Holders with any rights under the Lock-Up Agreement.

8.          Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Amendment may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

9.          Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

10.         Ratification of Lock-Up Agreement. Except as expressly amended hereby, the Lock-Up Agreement continues in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.

HOLDER:

/s/ David Cuthbert
David Cuthbert

PARENT:

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Name: Duane W. Albro
Title: Chief Executive Officer

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